Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Rodney E. Lake

(434) 382-7366

investorrelations@sitestar.com

Sitestar Corporation Closes on Mt Melrose Acquisition and Amends its Articles of Incorporation

Richmond, VA. — January 11, 2018— Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today announced that it closed on the first tranche of properties in its previously announced acquisition of the assets of Mt. Melrose, LLC. On January 10, 2018, Sitestar acquired 44 units with a gross asset value of $3,814,500. The net purchase price was $ $2,007,518.

Sitestar expects to acquire the remainder of the portfolio, consisting of 81 units, over the next four quarters. It is estimated that the total gross asset value, including the amount that transferred on January 10, 2018, will be $9,300,000, and the total net purchase price will be $3,900,000.

The properties acquired on January 10, 2018, and the properties to be acquired over the next four quarters, were purchased and will be managed by a newly created, wholly owned subsidiary of Sitestar for which Sitestar’s chairman, Jeff Moore, will serve as president.

In conjunction with this acquisition, a majority of Sitestar’s shareholders agreed on January 10, 2018, by written consent in lieu of a meeting, to amend its Articles of Incorporation to increase the authorized shares of Common Stock from Three Hundred Million (300,000,000) shares of Common Stock to Three Hundred Fifty Million (350,000,000) shares of Common Stock. The amendment is subject to the filing by the Company of a Certificate of Amendment to the Articles of Incorporation of the Company with the Nevada Secretary of State.

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: HVAC and plumbing, internet, real estate, and asset management. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future

Exhibit 99.1

events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.